November 29, 2016                        Contact:    Roger Schrum
+843/339-6018
roger.schrum@sonoco.com

Sonoco Announces Senior Leadership Changes
Tiede Appointed Chief Operating Officer;
Arthur, Coker and Fuller Promoted to Senior VP of Company’s Global Businesses

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest global diversified packaging companies, today announced several new senior leadership changes which will become effective January 3, 2017, according to M. Jack Sanders, President and Chief Executive Officer.

Robert C. Tiede, 58, has been appointed Executive Vice President and Chief Operating Officer and will have global leadership, sales and operating responsibility for all of the Company’s diversified consumer, industrial and protective packaging businesses, reporting to Sanders. Since joining Sonoco in 2004, Tiede has led all of Sonoco’s global consumer-related businesses, including Rigid Paper Containers, Flexible Packaging, Plastics and Display and Packaging. During his tenure, Sonoco’s consumer-related businesses have increased sales by approximately 90 percent and operating profits by 120 percent, as the Company’s consumer growth strategy developed broader global packaging and services capabilities.

“Rob has been a key leader of our efforts to Re-Envision Sonoco to become a more innovative, consumer solutions-focused business,” said Sanders. “His ability to turn around underperforming businesses, drive innovation to spur organic growth and help build our capabilities through targeted acquisitions has been an important element in executing our Grow and Optimize strategy.”

Tiede joined Sonoco as president of Sonoco CorrFlex following the 2004 acquisition of CorrFlex Graphics’ point of purchase merchandising display and packaging business. In 2007, he became division vice president and general manager of the Company’s Flexible Packaging division and later added responsibility for all of the Company’s Consumer Packaging businesses. He became Senior Vice President in 2013 and in 2015 added responsibility for the Company’s Protective Solutions and Reels businesses. Prior to joining Sonoco, Tiede worked in private equity as president of Bostic Packaging/CorrFlex from 2000 to 2004 and president of Sterling International from 1998 to 2000. He also served as executive vice president of operations for Graphic Packaging International, Inc., heading its flexible packaging division from 1994 to 1998.

A Chartered Accountant through the Canadian Institute of Chartered Accountants, Tiede began his professional career with KPMG. Tiede is active in industry and community organizations and is the chairman of the Flexible Packaging Association and Hartsville United Way. A native of Winnipeg, Manitoba, Canada, Tiede became a U.S. citizen in 2013 and he and his wife, Val, maintain a home in Hartsville and have three grown children.

1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
www.sonoco.com

Sanders also announced the promotions of Vicki B. Arthur to Senior Vice President, Plastic Packaging and Protective Solutions; R. Howard Coker to Senior Vice President, Rigid Paper Containers and Paper/Engineered Carriers International; and Rodger D. Fuller to Senior Vice President, Paper/Engineered Carriers U.S./Canada and Display and Packaging. Each will report to Tiede.

In this new position, Arthur, 58, will have responsibility for Sonoco’s plastics businesses, including flexible packaging and thermoformed, injection molded and extruded plastics, and Protective Solutions, which includes the Company’s consumer durable paper-based packaging, molded foam components and temperature-assured packaging operations. Combined, these businesses have 52 operating facilities in North America, Europe and Asia with combined sales of approximately $1.5 billion and more than 4,000 associates.

Arthur joined Sonoco in 1984 and has held senior leadership positions in finance, including Corporate Treasurer, sales and operations. Prior to this promotion, she was Vice President, Protective Solutions. Arthur graduated from the University of South Carolina with a degree in accounting and worked in public accounting, becoming a Certified Public Accountant. In 2000, she received an MBA from Duke University. She is member of the AICPA and South Carolina Association of CPAs and is a member of the South Carolina Automotive Association. She remains active in community activities, including previously serving on the boards of Coker College, the Byerly Foundation and the Hartsville YMCA. Arthur and her husband, Stephen, have two grown children and have a home in Hartsville.

Coker, 54, has responsibility for the Company’s global composite can operations in North America, South America, Europe and Asia, as well as paper, tube and core operations in Europe, Latin America and Australasia. Combined, these businesses have annual sales of $1.8 billion, through 110 operations and 8,000 associates. Prior to this promotion, Coker was Group Vice President, and during his 31-year career he has held several leadership positions running global consumer-related and industrial businesses.

Coker holds a B.A. in business administration from Wofford College and an MBA from Wake Forest University. He is active in community and wildlife organizations, having served as past chairman of the Board of Trustees of Coker College and on the board of the Byerly Foundation and has been an active member of Ducks Unlimited. A native resident of Hartsville, he and his wife, Rhonda, have three grown children.

In this new position, Fuller, 55, has responsibility for the Company’s Paper and Engineered Carriers businesses, including 12 uncoated recycled paper mills, 24 recovered paper recycling facilities, 40 tube and core converting facilities and 16 wire and cable reels centers serving customers throughout the U.S. and Canada. In addition, he assumes responsibility for the Company’s Display and Packaging business, which operates 25 manufacturing and packaging facilities in the United States, Mexico, Poland and Brazil. Combined, these businesses have annual sales of $1.6 billion and 8,000 associates. Prior to this appointment, Fuller was Group Vice President and has held leadership positions in both Consumer and Industrial businesses during his 31-year career with Sonoco.

Fuller graduated from Berry College in Rome, Georgia, with a B.S. in business administration and received an MBA from Emory University. He is active in industry and community service organizations, including serving on the board of the Paper and Packaging Board, the American Forest and Paper Association and the Hartsville United Way. He and his wife, Helen, have two grown children and reside in Hartsville.

About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5 billion, the Company has 20,000 employees working in more than 300 operations in 35 countries, serving some of the world’s best known brands in some 85 nations. For more information on the Company, visit our website at www.sonoco.com.
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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
www.sonoco.com